Exhibit 10.4

THIRD AMENDMENT AND WAIVER TO FINANCING AGREEMENT

THIRD AMENDMENT AND WAIVER, dated as of August 22, 2012 (this "Third Amendment"), to the Financing Agreement, dated as of January 18, 2012 (as amended by First Amendment to Financing Agreement, dated as of March 18, 2012, Second Amendment to Financing Agreement, dated as of May 24, 2012, and as further amended, restated, supplemented, modified or otherwise changed from time to time, the "Financing Agreement"), by and among Motorcar Parts of America, Inc., a New York corporation (the "Borrower"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

WHEREAS, the Borrower, the Agents and the Lenders wish to amend certain terms and provisions of the Financing Agreement as hereafter set forth.

WHEREAS, the Borrower has requested that the Agents and the Lenders waive any Event of Default that would otherwise arise under Section 9.01 of the Financing Agreement as a result of the Borrower's failure to deliver to the Agents and the Lenders the financial statements and all other reports for the Fiscal Year ended March 31, 2012 as required under Section 7.01(a)(iii) of the Financing Agreement within 90 days after the end of such Fiscal Year (the "Specified Reporting Requirement"); and the Agents and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.	Defined Terms. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Financing Agreement.

2.	Amendments.

(a)           New Definitions.   Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

""Permitted Excluded Subsidiary Transactions" means transactions between any Loan Party, on the one hand, and any Excluded Subsidiary, on the other hand, in connection with (a) agreements relating to reimbursement obligations owed to the Borrower with respect to costs, fees and expenses for realigning the distribution systems and/or processes of the wheel hub business of Fenwick, (b) that certain Fourth Amended and Restated Debenture, dated as of August 22, 2012, issued to the Borrower by Fenwick and (c) those Investments permitted pursuant to clauses (g) and (h) of the definition Permitted Investments."

""Third Amendment" means the Third Amendment to this Agreement, dated as of August 22, 2012, among the Borrower, the Agents and the Lenders."

""Third Amendment Effective Date" means the date on which the Third Amendment shall become effective in accordance with its terms."

""Wanxiang Credit Agreement" means that certain Revolving Credit/Strategic Cooperation Agreement, dated as of August 22, 2012, by and among the Borrower (solely for purposes of Specified Provisions (as defined therein)), Fenwick and Wanxiang."

""Wanxiang Guaranty" means that certain Guaranty, dated as of August 22, 2012, by the Borrower in favor of Wanxiang."

""Wanxiang Subordination Agreement" means the Subordination Agreement, dated as of August 22, 2012, by the Subordinated Creditors (as defined therein) and the Borrower in favor of the Collateral Agent."

""Wanxiang Transaction Documents" means the Wanxiang Credit Agreement, Wanxiang Guaranty and the Wanxiang Warrant."

""Wanxiang Warrant" means the Warrant (as defined in the Wanxiang Credit Agreement)."

(b)           Existing Definitions.

(i)            Clause (b)(v) of the definition of “Consolidated EBITDA” in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(v) the amount of all costs, fees and expenses incurred in connection with (i) the Transactions, including with respect to the write-off of deferred fees and expenses related to the Existing Credit Facility and (ii) the Third Amendment and the Wanxiang Transaction Documents"

(ii)           The definition of "Disqualified Equity Interests" in Section 1.01 of the Financing Agreement is hereby amended by deleting the following:

"; provided that, for the purposes of the definition of the term Indebtedness, Disqualified Equity Interests shall not include any Qualified Junior Capital  Equity Interests"

(iii)          The definition of "Fee Letter" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Fee Letter" means the amended and restated fee letter, dated as of the Third Amendment Effective Date, among the Borrower and the Collateral Agent."

(iv)          Clause (b)(ii) of the definition of "Fixed Charge Coverage Ratio" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(ii) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period (excluding the non-cash portions of Consolidated Net Interest Expense and any fees payable in connection with the Third Amendment pursuant to the Fee Letter)"

(v)           The definition of "Loan Documents" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Loan Document" means this Agreement, any Bank Product Agreement, any Cash Management Agreement, the Fee Letter, the Flow of Funds Agreement, any Guaranty, the Intercompany Subordination Agreement, any joinder agreement, any Letter of Credit Application, any Mortgage, any collateral access agreement, any landlord waiver, any Perfection Certificate, the Pledge Agreement, any Security Agreement, any UCC Filing Authorization Letter, the Wanxiang Subordination Agreement and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation."

(vi)          The definition of "Material Contracts" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

""Material Contract" means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more in any Fiscal Year (other than (i) purchase orders in the ordinary course of the business of such Person or such Subsidiary and (ii) contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium) and (b) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary."

(vii)         Clause (e) of the definition of "Permitted Indebtedness" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(e)          Permitted Intercompany Advances;"

(viii)        Clauses (i) and (j) of the definition of "Permitted Indebtedness" in Section 1.01 of the Financing Agreement are hereby amended and restated in their entirety to read as follows:

"(i)           unsecured Indebtedness evidenced by the Wanxiang Guaranty solely to the extent that (i) the aggregate amount of Obligations (as defined in the Wanxiang Credit Agreement) of Fenwick under the Wanxiang Credit Agreement does not exceed $22,000,0000 and (ii) such Indebtedness is subject to the terms and conditions of, the Wanxiang Subordination Agreement; and

  (j)            unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed $600,000 at any one time outstanding in connection with tenant improvements at 2929 California Street, Torrance, CA."

(ix)           Clauses (g) and (h) of the definition of "Permitted Investment" in Section 1.01 of the Financing Agreement are hereby amended and restated in their entirety to read as follows:

"(g)         Investments in Fenwick pursuant to the Wanxiang Guaranty solely to the extent the aggregate amount of such Investment does not exceed $22,000,000 (such amount represents up to (i) $20,000,0000 of maximum principal amount payable under the Wanxiang Guaranty and (ii) $2,000,0000 of maximum interest and all other amounts payable under the Waxiang Guaranty);

 (h)           Investments in Fenwick in an aggregate amount not to exceed $20,000,000 (for the avoidance of doubt, such amount includes $9,750,000 of Investments in Fenwick outstanding on the Third Amendment Effective Date) at any time outstanding;"

(x)            Clause (r) of the definition of "Permitted Liens" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(r)           [intentionally omitted]."

(xi)          The definition of "Subordinated Indebtedness" in Section 1.01 of the Financing Agreement is hereby amended by adding "(including, without limitation, Indebtedness evidenced by the Wanxiang Guaranty)" immediately after "Indebtedness of any Loan Party".

(xii)         The following definitions in Section 1.01 of the Financing Agreement shall be deleted in their entirety: "Junior Capital Agreement", "Permitted Covenant", "Qualified Junior Capital Equity Interests" and "Wanxiang Letter Agreement".

(c)           Section 2.05(c)(vi) (Mandatory Prepayments).  The second parenthetical in Section 2.05(c)(vi) of the Financing Agreement is hereby amended and restated in its entirety to read as follows: "(other than Equity Issuances pursuant to the Wanxiang Warrant and the Wanxiang Guaranty)".

(d)           Section 6.01(jj) (Wanxiang Guaranty).  The following new Section 6.01(jj) is hereby added to the Financing Agreement:

"(jj)          Wanxiang Transaction Documents.  The Borrower has delivered to the Agents complete and correct copies of the Wanxiang Transaction Documents, including all schedules and exhibits thereto.  The subordination provisions of the Wanxiang Subordination Agreement are and will be enforceable against Wanxiang.  All Obligations constitute Senior Obligations (as defined in the Wanxiang Subordination Agreement), and all such Senior Obligations are entitled to the benefits of the subordination created by the subordination provisions contained therein."

(e)           Section 7.01(a) (Reporting Requirements).  Section 7.01(a)(xvi) and Section 7.01(a)(xvii) of the Financing Agreement are hereby amended and restated to read as follows, and the following new Section 7.01(xviii) of the Financing Agreement is hereby inserted immediately following Section 7.01(a)(xvii) of the Financing Agreement:

"(xvi)       promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

 (xvii)        as soon as possible and in any event within 3 Business Days after execution, receipt or delivery thereof, copies of (A) any material notices that any Loan Party executes or receives in connection with the Wanxiang Transaction Documents and (B) documents delivered to Wanxiang pursuant to Section 2.5 of the Wanxiang Credit Agreement (as in effect on the Third Amendment Effective Date); and

 (xviii)       promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party or any Excluded Subsidiary as any Agent may from time to time may reasonably request."

(f)           Section 7.02(b) (Indebtedness).  Section 7.02(b) of the Financing Agreement is hereby amended and restated to read as follows:

"(b)         Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.  For the avoidance of doubt, the Loan Parties shall not guarantee any Indebtedness of the Excluded Subsidiaries, other than the guarantee pursuant to the Wanxiang Guaranty subject to the terms and conditions of the Wanxiang Subordination Agreement."

(g)           Section 7.02(h) (Restricted Payments).  Clause (D) of the proviso in Section 7.02(h) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(D)         [reserved]; and"

(h)           Section 7.02(l) (Limitation on Issuance of Equity Interests).  Section 7.02(l) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(i)           Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants; provided that, to the extent permitted by this Agreement and subject to clause (ii) below, the Borrower may issue and sell Qualified Equity Interests (including Qualified Equity Interests pursuant to the Wanxiang Guaranty) so long as no Change of Control would result therefrom;

 (ii)           Notwithstanding anything herein to the contrary, the Borrower (A) may not issue and transfer any Equity Interests pursuant to any of the Wanxiang Transaction Documents (1) upon the occurrence and during the continuance of an Event of Default described in Section 9.01(a), (2) upon the occurrence and during the continuance of an Event of Default described in Section 9.01(c)(i) arising as a result of MPA’s failure to perform or comply with the financial covenants in Section 7.03 of the Financing Agreement or (3) if the Collateral Agent has declared all the Obligations to be due and payable pursuant to Article IX (each of clauses (1), (2) and (3), an "Equity Issuance Restriction Event") and (B) shall not fail to provide a written notice to Wanxiang of an occurrence of an Equity Issuance Restriction Event within one (1) Business Day of the occurrence of such event."

(i)            Section 7.02(v) (Minimum Cash Requirement).  Section 7.02(v) is hereby deleted in its entirety.

(j)            Section 9.01(c)(i) (Events of Default).  Section 9.01(c)(i) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

"(i)           clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(v), (a)(vi), (a)(xvii), (b), (c), (d), (f), (h), (l), (n), (o), (p) or (q) of Section 7.01, Section 7.02, Section 7.03 or Article VIII of this Agreement, Sections 6(f), 6(g), 6(h), 6(j), 6(m), 6(n) and 7 of the Security Agreement and clauses (c), (f), (h), (i), (j), (k) and (l) of Article Sixth of the Pledge Agreement;"

(k)           Section 10.15 (Subordination Agreement).  The following new Section 10.15 is hereby added to the Financing Agreement:

"Section 10.15.  Subordination Agreement .  Each Lender hereby grants to the Collateral Agent all requisite authority to enter into or otherwise become bound by the Wanxiang Subordination Agreement and to bind the Lenders thereto by the Collateral Agent's entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any Lender is or will be required in connection with the performance by the Collateral Agent of the Wanxiang Subordination Agreement."

3.	Waiver.

(a)            Pursuant to the request of the Borrower and in reliance upon the representations of the Borrower described herein, the Agents and the Lenders hereby waive any Event of Default that would otherwise arise under Section 9.01 of the Financing Agreement solely as a result of the non-compliance with the Specified Reporting Requirement; provided that the Borrower shall deliver to the Agents and the Lenders the financial statements and all other reports required under Section 7.01(a)(iii) of the Financing Agreement for the Fiscal Year ended March 31, 2012 on or prior to September 17, 2012.

(b)           The waiver in this Section 3 shall be effective only in this specific instance and for the specific purpose set forth herein and does not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

4.             Conditions to Effectiveness.  The effectiveness of this Third Amendment is subject to the fulfillment, in a manner satisfactory to the Agents, of each of the following conditions precedent (the date such conditions are fulfilled or waived by the Agents is hereinafter referred to as the "Third Amendment Effective Date"):

(a)           Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in this Second  Amendment, ARTICLE VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Third Amendment Effective Date are true and correct on and as of the Third Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Third Amendment Effective Date or would result from this Third Amendment becoming effective in accordance with its terms.

(b)           Execution of Amendment.  The Agents and the Lenders shall have executed this Third Amendment and shall have received a counterpart to this Third Amendment, duly executed by each Loan Party.

(c)           Payment of Fees, Etc.  The Borrower shall have paid on or before the Third Amendment Effective Date all fees and invoiced costs and expenses then payable by the Borrower pursuant to the Loan Documents, including, without limitation, Sections 2.06 and 12.04 of the Financing Agreement.

(d)           Delivery of Documents.  The Collateral Agent shall have received on or before the Third Amendment Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Third Amendment Effective Date:

(i)             a copy of the resolutions of each Loan Party, certified as of the Third Amendment Effective Date by an Authorized Officer thereof, authorizing the execution, delivery and performance by such Loan Party of this Third Amendment, the performance of the Loan Documents as amended thereby, and the execution and delivery of the other documents to be delivered by such Loan Party in connection herewith and therewith, including, without limitation, in the case of the Borrower, the Wanxiang Subordination Agreement;

(ii)            a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (a) of this Section 4;

(iii)           the Wanxiang Subordination Agreement, duly executed by parties thereto;

(iv)           the Fee Letter, duly executed by the Borrower;

(v)           copy of the Wanxiang Transaction Documents, as in effect on the Third Amendment Effective Date, certified as a true and correct copy thereof by an Authorized Officer of the Borrower, together with a certificate of an Authorized Officer of the Borrower stating that such agreement remains in full force and effect and that the Borrower and Fenwick have not breached or defaulted in any of their obligations under such documents; and

(vi)           such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as any Agent may reasonably request.

5.	Representations and Warranties. Each Loan Party represents and warrants as follows:

(a)            Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, and to execute and deliver this Third Amendment, and to consummate the transactions contemplated hereby and by the Financing Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)           Authorization, Etc.  The execution, delivery and performance by each Loan Party of this Third Amendment, and the performance of the Financing Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable Requirement of Law in any material respect or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)           Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance of this Third Amendment by the Loan Parties, and the performance of the Financing Agreement, as amended hereby.

(d)           Enforceability of the Third Amendment.  This Third Amendment and the Financing Agreement, as amended hereby, when delivered hereunder, will be a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with the terms thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

(e)           Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in this Third Amendment, ARTICLE VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Third Amendment Effective Date are true and correct on and as of the Third Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default has occurred and is continuing on the Third Amendment Effective Date or would result from this Third Amendment becoming effective in accordance with its terms.

6.             Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) each Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Loan Parties and their Affiliates under the Financing Agreement and the other Loan Documents that are required to have been performed on or prior to the date hereof.  Notwithstanding the foregoing, the Agents and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents' and the Lenders' rights, interests, security and/or remedies under the Financing Agreement and the other Loan Documents.  Accordingly, for and in consideration of the agreements contained in this Third Amendment and other good and valuable consideration, each Loan Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the "Releasors") does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the "Released Parties") from any and all debts, claims, obligations, damages, costs, attorneys' fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Third Amendment Effective Date directly arising out of, connected with or related to this Third Amendment, the Financing Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.

7.             Reaffirmation.  The Borrower hereby confirms its grant of a security interest and other obligations under and subject to the terms of the Security Agreement, and agrees that, notwithstanding the effectiveness of this Third Amendment or any of the transactions contemplated hereby, such grant of security interest and other obligations are not impaired or adversely affected in any manner whatsoever and shall continue to be in full force and effect and shall continue to secure all the Secured Obligations (as defined in the Security Agreement), as amended, increased and/or extended pursuant to this Third Amendment.

8.	Miscellaneous.

(a)            Continued Effectiveness of the Financing Agreement and the Other Loan Documents.  Except as otherwise expressly provided herein, the Financing Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Third Amendment Effective Date (i) all references in the Financing Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Third Amendment, and (ii) all references in the other Loan Documents to the "Financing Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Third Amendment.  To the extent that the Financing Agreement or any other Loan Document purports to pledge to the Collateral Agent, or to grant to the Collateral Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Third Amendment shall not operate as an amendment or waiver of any right, power or remedy of the Agents and the Lenders under the Financing Agreement or any other Loan Document, nor constitute an amendment or waiver of any provision of the Financing Agreement or any other Loan Document, nor constitute a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Financing Agreement or any other Loan Document, and Agents and the Lenders expressly reserve all of their rights and remedies under the Financing Agreement and the other Loan Documents, under applicable law or otherwise.

(b)           Counterparts.  This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Third Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Third Amendment.

(c)           Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Third Amendment for any other purpose.

(d)           Costs and Expenses.  The Borrower agrees to pay on demand all fees, costs and expenses of the Agents and the Lenders in connection with the preparation, execution and delivery of this Third Amendment.

(e)           Third Amendment as Loan Document.  Each Loan Party hereby acknowledges and agrees that this Third Amendment constitutes a "Loan Document" under the Financing Agreement.  Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Third Amendment, which representation or warranty is (A) subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made, or (B) not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Third Amendment.

(f)            Severability.   Any provision of this Third Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)           Governing Law.  This Third Amendment shall be governed by the laws of the State of New York.

(h)           Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS THIRD AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWER:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Name: Selwyn Joffe
Title: Chief Executive Officer

THIRD AMENDMENT

COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: President

THIRD AMENDMENT

ADMINISTRATIVE AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Fred Kiehne
Name: Fred Kiehne
Title: Vice President

THIRD AMENDMENT

LENDER:

COREPOINTE LOAN SPV LLC

By: COREPOINTE GROUP LLC, its managing member

By:	/s/ Seth Fink
Name: Seth Fink
Title: Vice President

THIRD AMENDMENT

LENDER:

ABLECO FINANCE LLC

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: President

THIRD AMENDMENT

LENDER:

A5 FUNDING L.P.

By: A5 Fund Management LLC, its General Partner

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: Vice President

THIRD AMENDMENT

LENDER:

CERBERUS LEVERED LOAN OPPORTUNITIES FUND I, L.P.

By: Cerberus Levered Opportunities GP, LLC, its General Partner

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: Managing Director

THIRD AMENDMENT

LENDER:

CERBERUS NJ CREDIT OPPORTUNITIES FUND, L.P.

By: Cerberus NJ Credit Opportunities GP, LLC, its General Partner

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: Senior Managing Director

THIRD AMENDMENT

LENDER:

COREPOINTE CAPITAL FINANCE LLC

By:	/s/ Seth Fink
Name: Seth Fink
Title: Managing Director

THIRD AMENDMENT